Exhibit 99.(11)

November 20, 2019

Advanced Series Trust

655 Broad Street, 17th Floor

Newark, New Jersey  07102

Re:                             Advanced Series Trust
Registration Statements on Form N-14
File No. 811-05186

Ladies and Gentlemen:

As counsel to Advanced Series Trust, formerly known as the American Skandia Trust (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust,” we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of the Trust, $0.001 par value per share (the “Shares”). The Shares will be issued in connection with the reorganizations identified in Schedule A hereto (each, a “Reorganization”), each of which will involve a series of the Trust (each, a “Target Portfolio”) transferring all of its assets to a different series of the Trust (each, an “Acquiring Portfolio”) in exchange for the Acquiring Portfolio’s assumption of all of the Target Portfolio’s liabilities, and the Acquiring Portfolio’s issuance of Shares to the Target Portfolio. Each Reorganization will be transacted pursuant to a Plan of Reorganization of the Trust, on behalf of each Acquiring Portfolio and each Target Portfolio (each, a “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on representations in each Plan and on a certificate of the Secretary of the Trust.  We also have assumed that the Shares will be issued and sold in accordance with the terms and conditions set forth in each Plan and, in any event, for not less than the par value per Share, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit 11 to the Trust’s Registration Statements on Form N-14 (the “Registration Statements”) and to the references to our firm as legal counsel for the Trust in the Registration Statements.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

Schedule A

Reorganizations

Target Portfolio	Acquiring Portfolio
AST Franklin Templeton K2 Global Absolute Return Portfolio	AST Prudential Flexible Multi-Strategy Portfolio
AST Goldman Sachs Global Growth Allocation Portfolio	AST T. Rowe Price Diversified Real Growth Portfolio